Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Albermarle Corporation of our reports dated March 4, 2014, relating to the consolidated financial statements of Rockwood Holdings, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, and the effectiveness of Rockwood Holdings, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2013, appearing in Albemarle Corporation’s Current Report on Form 8-K/A dated October 1, 2014, and to the reference to us under the heading “Experts” in this prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

October 1, 2014

Exhibit 23.4-1